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Exhibit 10.37

ALLIANCE IMAGING, INC.

SECOND AMENDMENT OF EMPLOYMENT AGREEMENT

        THIS SECOND AMENDMENT OF EMPLOYMENT AGREEMENT (the "Amendment") is entered into as of December 9, 2008 (the "Effective Date"), between Howard K. Aihara ("Executive") and Alliance Imaging, Inc., a Delaware corporation (the "Company").

RECITALS

        WHEREAS, on December 1, 2005, the Company and the Executive entered into an Employment Agreement, as amended by that certain Amendment of Employment Agreement entered into between Executive and the Company as of April 16, 2007 (the "First Amendment" and such amended agreement, the "Employment Agreement") and a related Letter Agreement, as amended by the First Amendment (the "Letter Agreement" and collectively with the First Amendment and the Employment Agreement, the "Agreements"); and

        WHEREAS, the parties wish to amend certain provisions of the Agreements regarding the benefits to be provided upon the termination of the Executive's employment with the Company pursuant to the terms and conditions set forth below.

AGREEMENT

        NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereby agree as follows effective as of the Effective Date. Except as otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Employment Agreement or the Letter Agreement, as the case may be.

        1.    Salary Continuation Period.    The following shall be inserted at the end of the last sentence of Paragraph 5 of the Letter Agreement:

          "within sixty (60) days following the Date of Termination. Except as otherwise provided by Paragraph 3 of the Second Amendment of Employment Agreement entered into between the Company and Executive, the payments provided by this Paragraph 5 shall commence within sixty (60) days of the Date of Termination."

        2.    Term.    Paragraph 1(b) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

          "(b) Term. The term of the Executive's employment under this Agreement shall commence on the Effective Date and continue until terminated in accordance with Paragraph 8. The period of employment as provided in this Paragraph 1(b) is sometimes referred to herein as the "Term"."

        3.    Good Reason.    Paragraph 8(d)(iv) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

          "(iv) "Good Reason" shall mean the occurrence of any of the following without Executive's written consent:

    (A)
    the Corporation materially reduces Executive's base salary; or

    (B)
    the assignment to the Executive of any duties which diminish in any material respect the Executive's positions with the Corporation (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Paragraph 2; or

    (C)
    any material failure by the Corporation to comply with this Agreement, which is not remedied within 15 days after notice thereof from the Executive; or

    (D)
    the Corporation requires Executive to materially change the location of his principal office or offices to a location or locations more than fifty (50) miles from Executive's then present office location or locations.

    The Corporation and Executive further agree that for a resignation to constitute a resignation by Executive for "Good Reason", Executive must provide written notice to the Corporation of Executive's intent to resign within thirty (30) days of one of the triggering events outlined in this Paragraph 8(d)(iv)."

        4.    Excess Parachute Payments.    The following shall be inserted at the end of the last sentence of Paragraph 10 of the Employment Agreement:

          ", provided that, the Gross-Up Payment shall in all events be paid prior to the last day of Executive's taxable year next following Executive's taxable year in which the Excise Tax is remitted to the Internal Revenue Service or any other applicable taxing authority."

        5.    Section 409A.    Paragraph 7 of the First Amendment is hereby deleted in its entirety and replaced by this Paragraph 5.

          (a)    Separation from Service.    Notwithstanding anything in this Amendment or the Agreements to the contrary, no termination benefits deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to the Agreements unless Executive's termination of employment constitutes a "separation from service" with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (a "Separation from Service") and, except as provided under Paragraph 5(b) of this Amendment, any such termination benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive's Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive's Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive's Separation from Service and the remaining payments shall be made as provided in the Agreements.

          (b)    Specified Employee.    Notwithstanding any provision to the contrary in this Amendment or the Agreements, if Executive is deemed by the Company at the time of his Separation from Service to be a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under the Agreements is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive's benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive's Separation from Service or (ii) the date of Executive's death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph 5(b) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreements shall be paid as otherwise provided therein.

          (c)    Expense Reimbursements.    To the extent that any reimbursements payable pursuant to the Agreements are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to the Agreements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive's right to reimbursement under the Agreements will not be subject to liquidation or exchange for another benefit.

          (d)    Installments.    For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive's right to receive the installment payments under this Amendment and the Agreements shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

        6.    Continuation of Other Terms.    Except as set forth herein, all other terms and conditions of the Agreements shall remain in full force and effect.

        7.    Complete Agreement.    This Amendment and the Agreements collectively constitute the entire agreement between Executive and the Company with respect to the subject matter described herein and they are the complete, final and exclusive embodiment of their agreement with regard to this subject matter. However, if there are any ancillary benefits set forth in the form of Executive Severance Agreement attached as Exhibit 10.2 to the Form 8-K filed by the Company on March 22, 2007, as such form may be amended from time to time, which are more beneficial to Executive in any respect than what is provided for in this Amendment and/or the Agreements, such ancillary benefits shall be made available to Executive. This Amendment is entered into without reliance on any promise or representation other than those expressly contained herein.

        8.    Applicable Law.    This Amendment shall be governed by the law of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

ALLIANCE IMAGING, INC.
By:	/s/ ELI H. GLOVINSKY
Name:	Eli H. Glovinsky
Title:	Executive Vice President, General Counsel and Corporate Secretary
EXECUTIVE
/s/ HOWARD K. AIHARA Howard K. Aihara

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  Exhibit 10.37
ALLIANCE IMAGING, INC. SECOND AMENDMENT OF EMPLOYMENT AGREEMENT